EXCHANGE TRADED CONCEPTS, LLC

PERSONAL TRADING POLICY/CODE OF ETHICS

Dated March 2017

Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), requires an investment adviser registered with the U.S. Securities and Exchange Commission (“SEC”) to establish, maintain and enforce a written code of ethics which meets the minimum requirements stated in the Rule. This Personal Trading Policy/Code of Ethics (“the Code”) is intended to meet the requirements of the Advisers Act.

STANDARDS OF CONDUCT

The reputation of Exchange Traded Concepts, LLC (“Exchange Traded Concepts”) is based on our employees acting in an ethical manner with honesty, integrity and professionalism. That reputation is a vital business asset. Exchange Traded Concepts expects that its employees will perform their duties and conduct their personal investment activities with (1) the duty to, at all times, place our client’s interests first, and (2) the fundamental principle that they should not take inappropriate advantage of their positions.

All employees are governed by the requirements of this Code and must comply with federal securities laws (as defined below). Employees are not permitted:

1)	to defraud a client in any manner;
2)	to mislead a client, including by either making an untrue statement of material fact or by making a statement that omits material facts;
3)	to engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon a client;
4)	to engage in any manipulative practice with respect to a client; or
5)	to engage in any manipulative practice with respect to securities.

As a fiduciary, Exchange Traded Concepts has an affirmative duty of care, loyalty, honesty and good faith to act in the best interests of its clients. This duty includes fully disclosing all material facts to clients concerning any conflict that does arise with respect to that client. This duty also applies to all employees of Exchange Traded Concepts.

PERSONAL SECURITIES TRANSACTIONS GENERALLY

All personal securities transactions are to be conducted in such a manner as to be consistent with the Code and to avoid any actual or potential conflict of interest or any abuse of an employee’s position of trust and responsibility.

Under the Advisers Act, the SEC has determined that an investment adviser’s code of ethics must require Access Persons (as described below) to report their personal securities transactions and holdings and be subject to certain trading restrictions. An Access Person is defined as any partner, officer, director or employee of the investment adviser who (1) provides investment advice on behalf of the investment adviser; (2) is subject to the supervision and control of the investment adviser; and who (a) has access to nonpublic information regarding clients’ purchase or sale of securities, (b) is involved in making securities recommendations to clients or has access to such recommendations that are nonpublic. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with Exchange Traded Concepts.

For purposes of Exchange Traded Concepts’ policy, employees of sub-advisers and service providers that have access to nonpublic information are not covered by this policy but are covered by their respective employer’s policy.

CONFIDENTIALITY OF CLIENT INFORMATION

Confidentiality of information pertaining to Exchange Traded Concepts and its clients is a fundamental principle of the investment management business of Exchange Traded Concepts. Employees must maintain the confidential relationship between Exchange Traded Concepts and each of its clients. The confidentiality of information such as the extent of the account relationship must be held inviolate by those to whom it is entrusted and must never be discussed outside the normal and necessary course of Exchange Traded Concepts’ business. To the extent possible, all information concerning clients and their accounts (including funds advised by Exchange Traded Concepts and the investors therein) shall be shared among employees on a strictly need-to-know basis. Each employee shall be subject to the privacy policies and procedures of Exchange Traded Concepts included in the firm’s compliance manual.

GIFTS AND ENTERTAINMENT

Employees should not accept inappropriate gifts, favors, entertainment or other things of material value that could influence their decision making or make them feel beholden to a person or firm. All gifts must be reported and approved by the CCO. The same is true in terms of offering gifts to clients or prospects. Employees are required to comply with all provisions of Exchange Traded Concepts’ Gifts and Entertainment Policy. See Exhibit B of the compliance manual for Exchange Traded Concepts’ policy on gifts and entertainment.

OUTSIDE EMPLOYMENT AND OTHER ACTIVITIES

Outside Employment. Employees are not permitted to engage in any business activity or employment which interferes with their duties to Exchange Traded Concepts, divides their loyalty, creates an actual or apparent conflict of interest, or exposes the employee or Exchange Traded Concepts to possible criticism or adverse publicity. Employees must disclose all outside employment to Exchange Traded Concepts’ senior management (“Senior Management”). Employees must obtain prior approval from the CCO for all outside employment, business activities, managing directorships, or fiduciary appointments.

Other Activities. Exchange Traded Concepts encourages employees to participate in worthwhile civic, social, educational, professional and charitable organizations and activities. No activity, however, should interfere with their regular employment duties, unreasonably encroach upon working time, or necessitate such long hours as to impair working effectiveness of the employee.

Service on Board of a Public Company. Exchange Traded Concepts defines a publicly traded company as any organization or entity which makes available to the public for purchase either through an exchange or other instrumentality a stake or share in the organization or entity.

Employees who wish to serve on the board of directors of a publicly traded company must supply a description, in writing, of the publicly traded company and the reasons why they are attempting to act in this role.

Written pre-approval must be obtained from the Chief Compliance Officer (“CCO”) and Exchange Traded Concepts’ Senior Management in order for an employee to serve on the board of directors of a publicly traded company. Senior Management, in consultation with the CCO, will review/consider many factors in making the decision to grant approval or disapproval, including, but not limited to, whether the company is one which Exchange Traded Concepts Trusts (the “Trusts”) would own. Senior Management’s decision, either for or against, will be provided to the employee in writing and a copy will be included in the employee’s file.

If approval is granted by Senior Management, the employee has an ongoing obligation to notify Senior Management and the CCO of any potential conflicts of interest which may arise during the course of participating as a member of the board of directors of a public company. If there is any question whether a conflict of interest exists or may exist, Senior Management and CCO shall be notified.

Under no circumstance may an ETC Employee be a member of a Board that is held or was held as an investment in any of ETC’s Trusts.

Violation of this policy may result in disciplinary action, up to and including termination of employment.

POLITICAL ACTIVITIES AND CONTRIBUTIONS

Political Activities. Exchange Traded Concepts encourages employees to be informed about and participate in the political process and political activities, provided such participation does not unduly interfere with the employees’ duties or embarrass or discredit Exchange Traded Concepts. Exchange Traded Concepts further encourages all employees to vote in elections and, if employees so choose, to make voluntary contributions of time and/or money to political and governmental activities. Employees are required to comply with all provisions of Exchange Traded Concepts’ Political Contributions (Pay-to-Play) Policy, which has been designed to ensure compliance with Rule 206(4)-5 of the Advisers Act. Employees must, however, engage in such activities as individuals rather than as representatives of Exchange Traded Concepts. Employees must further avoid any appearance of corporate sponsorship or endorsement in connection with any election. Employees must not use the corporate name in connection with any political fund-raising activity or in any printed material for use in political fund-raising activity, except where permitted by law. Employees must obtain approval from the CCO before becoming a candidate for public office, accepting any nomination or appointment to a public office or agreeing to serve as an official (such as a campaign manager, chairman or treasurer) in a political campaign.

Political Contributions and Corporate Payments. Corporate disbursements of money, property or services to any government official, political party or candidate, either domestic or foreign, are strictly prohibited, even in those jurisdictions where such contributions are legally permissible. No offer, promise of payment or payment shall be made to any person, corporate entity, official of any government or government agency, in the United States or abroad, either directly or indirectly, to win preferential treatment in securing business or obtaining special concessions in Exchange Traded Concepts’ interest. It should be emphasized that a corporate payment need not be illegal to be prohibited. Payments are broadly defined to include property or services.

Service in Public Office. Employees who wish to serve in public office must supply a description, in writing, of the particular public office and the reasons why they are attempting to serve in this role. This material should be submitted to Senior Management for review and consideration.

Written pre-approval must be obtained from Senior Management in order for an employee to seek or serve in public office. Senior Management, in consultation with the CCO, will review/consider many factors in making the decision to grant approval or disapproval, including, but not limited to, whether serving in such capacity will give the employee access to non-public information concerning stocks that are currently or could potentially be considered for inclusion in Exchange Traded Concepts client portfolios. Senior Management’s decision will be provided to the employee in writing and a copy will be included in the employee’s file.

If approval is granted by Senior Management, the employee has an ongoing obligation to notify Senior Management and the CCO of any potential conflicts of interest which may arise during the course of his or her service in public office. If there is any question whether a conflict of interest exists or may exist, Senior Management and the CCO shall be notified.

Violation of this policy may result in disciplinary action, up to and including termination of employment.

RECORDS

The following records will be kept pertaining to this Code:

A copy of each Code that has been in effect at any time during the past five years will be kept in a readily accessible place by the CCO.

•	A record of any violations of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred.
•	A record of all written acknowledgements of receipt of the Code and any amendments thereto for each person who is currently, or was within the past five years, a supervised person (five years from the date employment is terminated).
•	Holdings and statements/transaction reports made pursuant to the Code must be maintained for at least five years after the end of the fiscal year in which the report was made (the first two years in an easily accessible place).
•	A list of names of persons who are currently, or within the past five years were access persons.
•	A record of any decision and supporting reasons for approving the acquisition of securities by access persons in limited offerings for at least five years after the end of the fiscal year in which the approval was granted.
•	A record of the individual(s) responsible for reviewing access persons’ reports currently and during the past five years.

•	A copy of reports provided to the board of trustees regarding the Code for at least five years after the end of the fiscal year in which it was made, the first two years in an easily accessible place.
•	A copy of all decisions made by the Senior Management during the last five years.

All Access Persons are required to report any violations of the Code and potential conflicts of interest promptly to the CCO (if the CCO is unavailable or a party to the violation the violation should be reported to Senior Management). Such reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. If an Access Person is unsure if a violated occurred but in good faith believes one might have occurred, they are to present all information to the CCO or Senior Management in the manner stated above. Retaliation by an employee against an individual who reports a violation is prohibited and constitutes a further violation of the Code. This duty encompasses a requirement that all employees promptly self-report violations of the Code.

SPECIFIC PERSONAL TRADING POLICIES

Definitions

A.	“Access Person” means: any officer, director or employee who provides investment advice on behalf of Exchange Traded Concepts, is subject to the supervision and control of Exchange Traded Concepts and who (1) has access to nonpublic information regarding any clients’ purchase or sale of securities; or (2) is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. The same considerations apply when evaluating interns and contracted personnel.

B.	“Automatic Investment Plan” means any program in which regular periodic purchases or withdrawals are made automatically in or from investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

C.	“Beneficial Ownership” is interpreted in the same manner as it would be under Rule 16a-1(a) under the Securities Exchange Act of 1934 (the “Exchange Act”) in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder. Generally, you will be treated as the “beneficial owner” of a security under this policy only if you have a direct or indirect pecuniary interest in the security.

(a)	A direct pecuniary interest is the opportunity, directly or indirectly, to profit, or to share the profit, from the transaction.

(b)	An indirect pecuniary interest is any non-direct financial interest, but is specifically defined in the rules to include securities held by members of your immediate family sharing the same household. An Access Person’s “immediate family” includes a spouse, minor children and adults living in the same household as the Access Person.

•	Securities held by a partnership of which you are a general partner;
•	Securities held by a trust of which you are the settlor if you can revoke the trust without the consent of another person, or a beneficiary if you have or share investment control with the trustee;
•	Equity securities which may be acquired upon exercise of an option or other right, or through conversion.
•	For interpretive guidance on this test, you should consult counsel.

D.	“Covered Securities” means a security defined in section 202(a)(18) of the Advisers Act. Covered Securities include:

•	Stocks
•	Bonds
•	Futures
•	Exchange Traded Funds that are advised or sub-advised by Exchange Traded Concepts or any of its affiliates (including series of Trust (each, a “Fund” and together, the “Funds”),
•	Investment contracts
•	Options on securities
•	Options on indexes and options on currencies,
•	Limited partnerships (of any kind)
•	Foreign unit trusts
•	Foreign mutual funds
•	Private investment funds
•	Hedge funds

•	Investment clubs

Covered securities do not include:

•	Direct obligations of the U.S. government (e.g. treasury securities)
•	Bankers acceptances
•	Bank certificates of deposit
•	Commercial paper
•	High quality short-term debt obligations - including repurchase agreements,
•	Shares of open-end investment companies other than a Reportable Fund (including Funds of the Trust)
•	Shares issued by money market mutual funds

E.	The pre-clearance requirements do not apply to transactions effected pursuant to an automatic investment plan.

F.	“Federal Securities Laws” means the Securities Act of 1933 (the “1933 Act”), the Exchange Act, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to investment advisers, and any rules adopted thereunder by the SEC or the Department of Treasury.

G.	An “Initial Public Offering” means an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

H.	A “Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the 1933 Act.

I.	“Purchase or Sale of a Security” includes, among other things, the writing of an option to purchase or sell a security.

J.	“Reportable Fund” means: (i) any fund for which Exchange Traded Concepts serves as an investment adviser as defined in section 2(a)(20) of the 1940 Act (including Funds of the Trust); or (ii) any fund whose investment adviser or principal underwriter controls Exchange Traded Concepts, is controlled by Exchange Traded Concepts, or is under common control with Exchange Traded Concepts.

PERSONAL TRADING

ALL SECURITY TRANSACTIONS IN COVERED SECURITIES REQUIRE WRITTEN CLEARANCE IN ADVANCE.

Under its business model, Exchange Traded Concepts does not purchase individual securities for any of its clients (currently, the Trusts). If an employee wishes to purchase or sell a position in any Covered Security, he/she must obtain written pre-clearance from the CCO or his/her delegate to add to or sell the position. Access Persons may purchase mutual funds and ETFs without obtaining pre-clearance from the CCO with the exception of UITs or current or past ETFs of the Adviser. Pre-trade clearance may not be approved during the five days before and three days after rebalancing or trading of the underlying EFT portfolios. For the personal trading of the CCO, the CCO must obtain written pre-clearance from Exchange Traded Concepts’ Chief Executive Officer. See Exhibit F for Pre-Clearance Request Form.

Purchases of mutual fund shares (where the fund is NOT advised by Exchange Traded Concepts, contracted sub-advisers or its affiliates) are excluded from pre-clearance, at this time, as are 529 plans that invest in mutual funds (mutual funds advised or sub-advised by the firm or a contracted sub-adviser must be reported during the annual and quarterly reporting periods).

Advance written approval is valid for the day on which approval was granted; if a trade has not been executed, subsequent approvals are necessary until the trade is executed. Copies of all pre-clearance forms are to be given to the CCO or his/her delegate by the Access Person. The Access Person should keep a copy for their files. The CCO or his/her delegate will reconcile the pre-clearance report with the duplicate confirm to ensure compliance with the policy.

Access Persons may not purchase or hold Initial Public Offerings (IPO’s).

Limited Offerings require written pre-clearance. IRA’s, and Rollover IRA’s that are self-directed (i.e. stocks or bonds, not mutual funds), and ESOP’s (employee stock ownership plans) during the time of execution require pre-clearance.

All ETC Employees are prohibited from trading, encouraging others to trade, either personally or on behalf of others, while in possession of material, non-public information. All ETC Employees are also prohibited from communicating material non-public information to others in violation of the law. For additional information see Exchange Traded Concepts’ Policy on the Prevention of Insider Trading included in Exhibit A of the Compliance Manual.

Short Term Trading:

Access Persons may not take profits in any security in less than 30 days (includes options, convertibles and futures). If an Access Person must trade within this period, the CCO must grant approval or the Access Person must relinquish such profits to charity. The closing of positions at a loss is not prohibited. Options that are out of the money may be exercised in less than 30 days. Access Persons are prohibited from engaging in short term or market timing activities in mutual funds advised or sub-advised by the firm. Pre-clearance is required for Access Persons’ redemptions or exchanges in mutual funds advised or sub-advised by the firm.

Reporting:

Consistent with the requirements of Rule 204A-1 under the Advisers Act, Access Persons must submit the following:

1.	Initial Holdings Report - within ten (10) days of hire, all new Access Persons are required to file a signed and dated Initial Holdings Report, setting forth the title, ticker symbol or CUSIP number, type of security, number of shares, and the principal amount of each covered security (including mutual funds advised or sub-advised by the firm) in which they have any direct or indirect beneficial ownership; and the name of any broker, dealer, or bank with whom an account is maintained in which any Covered Securities are held for their direct or indirect benefit and the date the report is submitted. The information must be current as of a date no more than 45 days prior to the date the person became an Access Person. See Exhibit B

2.	Annual Holdings Report - on an annual basis, all Access Persons are required to file within thirty (30) days of year-end a signed and dated Annual Holdings Report listing all Covered securities owned as of December 31st. Within this report, all Access Persons must list the title, the number of shares, and the principal amount of each Covered Security (including mutual funds advised or sub-advised by the firm) in which they had any direct or indirect beneficial ownership; and the name of any broker, dealer, or bank with whom an account was maintained in which any Covered Securities were held for their direct or indirect benefit and the date the report is submitted. The information must be current as of a date no more than 45 days before the report is submitted. See Exhibit B.

3.	Quarterly Transaction Reports - Within thirty (30) days following the end of each calendar quarter all Access Persons must submit a signed and dated report listing all transactions in Covered Securities executed during that preceding calendar quarter. For each transaction, Access Persons are required to list the date, the title, ticker symbol or CUSIP number, the number of shares, interest rate and maturity date, and the principal amount of each covered security involved; the nature of the transaction (i.e., purchase, sale, or other type of acquisition/disposition); the price at which the transaction was effected; and the name of any broker, dealer, or bank through which the transaction was effected and the date the report is submitted. Also in this report Access Persons are to disclose any brokerage account opened during the calendar quarter. Access Persons are required to list the name of the broker, dealer or bank with whom the access person established the account, the date the account was established and the date the report is submitted. See Exhibit A

4.	Duplicate brokerage/mutual fund statements/confirms – Access Persons must have duplicate statements and confirms sent to the attention of Exchange Traded Concepts’ CCO. The CCO or his/her delegate will review them on a quarterly basis, to ensure all policies are being followed. Senior Management will review the statements and confirms of the CCO. Brokerage, mutual funds advised or sub-advised by Exchange Traded Concepts, IRA’s, Rollover IRA’s (which are self-directed), ESOP’s, private placements, and limited partnerships must all be reported and duplicate statements must be forwarded. Violations detected during the review will be documented and reviewed by the CCO. The CCO will determine appropriate steps depending on the violation, up to and including termination of employee.

5.	Annual Certification - All Access Persons are required to certify annually to the CCO that: (i) they have read and understand the Code; (ii) they have complied with all requirements of the Code; and (iii) they have reported all transactions required to be reported under the Code. See Exhibit B.

Transactions effected pursuant to an automatic investment plan (i.e. dividend reinvestment plan) are exempt from reporting, as are acquisitions or securities through stock dividends, stock splits and other similar corporate reorganizations.

Access Persons of Exchange Traded Concepts must abide by the established internal policies and procedures. Compliance with the quarterly/annual Trading Disclosures and Holdings Reporting is a requirement of your employment at Exchange Traded Concepts. It is each employee’s responsibility to provide the required information within 30 days of the end of each quarter.

All transaction and holdings reports submitted to the CCO will be maintained in the strictest confidence, except to the extent necessary to implement and enforce provisions of the Code or to comply with requests for information from government agencies of proper authority or pursuant to litigation.

The Chief Compliance Officer or Compliance designee, will review required reports to determine whether a violation of this Code may have occurred. If a violation is found to have occurred, the Chief Compliance Officer and Senior Management will impose, after consultation with outside counsel (as appropriate), corrective action as they deem appropriate under the circumstances.

Miscellaneous:

1.	Confidentiality. All reports of securities transactions and any other information filed with ETC pursuant to this Code will be treated as confidential. However, we may disclose copies of reports and information to the Securities and Exchange Commission or as otherwise required by law.

2.	Interpretation of Provisions. ETC may from time to time adopt interpretations of this Code as it deems appropriate.

3.	Distribution of Code, Acknowledgement of Receipt and Annual Certification of Compliance. All ETC personnel will receive a copy of this Code and any amendments. Within 10 days of receiving any initial or amended copy of this Code, and each year thereafter, each ETC Employee will sign and return the compliance certification attached as Exhibit D and E of the Code of Ethics. ETC personnel who need any additional copies of the Code should contact the CCO.

4.	Reporting Violations. Any violation of this Code must be promptly reported to ETC’s Chief Compliance Officer, an Alternate Review Officer, or other member of ETC’s Compliance Department.

Exhibit A

Exchange Traded Concepts, LLC

Quarterly Personal Securities Transaction Report

Name of Reporting Person:	Calendar Quarter Ended:
Date Report Due:	Date Submitted:

Securities Transactions

Please provide the following information for any reportable securities transactions during the quarter (Note: Transactions in both Public and Private [i.e., limited offerings] Reportable Securities are required to be reported, unless otherwise exempted under the Code.)

Date of Transaction	Title of Reportable Security	Ticker Symbol or CUSIP	No. of Shares or Principal Amount	Maturity Date and Interest Rate (if applicable)	Type of Transaction (buy, sell or other - describe)	Price	Name of Broker, Dealer or Bank Effecting Transaction

[  ] I had no transactions involving Reportable Securities during the preceding calendar quarter that were required to be reported.

[  ] I had transactions involving Reportable Securities during the preceding calendar quarter and are contained on statements which are submitted to the Chief Compliance Officer.

Securities Accounts

If you established and/or closed a securities account during the quarter, please provide the following information:

Name of Broker, Dealer or Bank	Date Account was Established	Date Account was Closed	Name(s) on and Type of Account

[  ] I did not establish or close a securities account during the preceding calendar quarter.

Gifts and Entertainment

Provide all gifts and entertainment received or provided during the quarter. Please indicate if “none.”

Description of Gift	Date	Name & Company of Giver or Recipient	Approximate Value

Political Contributions

Provide all political contributions (as defined within the Code of Ethics). Please indicate if “none.”

Name of Candidate, Political Party or PAC	Public Office or Position and Jurisdiction	Contribution	Date	Eligible to Vote?

Outside Business Activities

Please provide all outside business activities engaged in, including any publicly held companies on which you serve as a member of the board of directors, if different than what was previously reported.

Name of Company	Nature of Involvement

[  ] I certify that I have no other outside business interests, other than what I previously reported to Compliance.

I certify that I have included in this report (and in the brokerage statement(s) for this quarter that I have previously provided) all securities transactions and accounts required to be reported in accordance with the Code of Ethics. I further certify that to the best of my knowledge all information provided and representations made are true and accurate and I will comply with the Code of Ethics, and immediately report any potential conflicts of interest I may detect in the future.

(Signature)	(Date)

Exhibit B

Initial & Annual Holdings Reports

Access Person Last Name		First Name	MI

Office Location
Phone #

ACKNOWLEDGMENT1 OF RECEIPT OF COMPLIANCE MANUAL, CODE OF ETHICS, INSIDER TRADING POLICIES & ANNUAL CERTIFICATION

Please specify:           [  ] Initial Report           or           [  ]Annual Renewal

1.	Acknowledgement

I acknowledge that I have received a copy of the current Compliance Manual and Code of Ethics and I represent that:

a.	I acknowledge receipt of a copy of the Compliance Manual, Code of Ethics and Insider Trading Policies & Procedures. I have read its terms and understand that I am fully subject to its provisions.

b.	I have specifically read the Code of Ethics and I understand that it applies to me and to all Investments in which I have or acquire Beneficial Ownership. I have read the definition of “Beneficial Ownership” contained within the Code of Ethics, and I understand that I may be deemed to have Beneficial Ownership in Investments owned by members of my Household and that transactions effected by members of my Household may therefore be subject to this Code of Ethics.

c.	I agree that in case of a violation, I may be subject to various possible sanctions (pursuant to both the Code of Ethics and the Compliance Manual) and as determined by the Compliance Committee (or its delegate). Possible sanctions include verbal and written warnings, fines, trading suspensions, reversal of trades by which I agree to disgorge and forfeit any profits or absorb any loss on prohibited transactions, termination of employment, civil referral to the Securities and Exchange Commission, and criminal referral.

d.	I will comply with the Compliance Manual and the Code of Ethics in all respects.

CCM’s Compliance personnel provide training on the Compliance Manual and Code of Ethics annually to each Advisory Person. However, each Advisory Person is responsible for understanding and complying with both the Compliance Manual and Code of Ethics of their own volition.

2.	Personal Investment Holdings Report

The following is a list of all investment accounts and Securities not held in such accounts in which I have Beneficial Ownership, and such information is current as of a date no more than 30 days prior to the date hereof:

Table 1 – Investment Accounts

Instructions:

•	Provide the information requested below for each investment account in which you have Beneficial Ownership. Indicate “N/A” or “None” if appropriate.

•	Attach the most recent account statement for each account identified.

[1]	ALL capitalized terms are defined in the Compliance Manual or Code of Ethics.

•	Attach separate sheets if necessary

NAME OF BROKER DEALER, BANK, OR OTHER FINANCIAL INTERMEDIARY	ACCOUNT TITLE acct holder’s name and (acct type)	RELATIONSHIP if acct holder is not the Access Person	ACCOUNT NUMBER	CHECK HERE IF DISCRETIONARY ACCOUNT
Ex: Smith Barney	Jane Smith (IRA)	spouse	xxx-xxxxx

Table 2 – Other Investment Holdings

Instructions:

•	If you have Beneficial Ownership in any Securities that are not held in an investment account listed above (stock certificates, private equity investments), list them below. Indicate “N/A” or “None” if appropriate. Attach separate sheets if necessary

NAME OF SECURITY OWNER	RELATIONSHIP if security owner is not the Access Person	NAME/TITLE OF SECURITY	TYPE OF SECURITY	TICKER OR CUSIP	NUMBER OF SHARES / PRINCIPAL AMOUNT

Table 3.       Outside Business Opportunities

The following is all outside business activities that I am engaged in (including any publicly held companies on which I serve as a member of the board of directors. Indicate “N/A” or “None” if appropriate.

NAME OF COMPANY	NATURE OF MY INVOLVEMENT

Table 4.       Political Contributions (annual renewals only)

The following is a list of all political contributions that I have made since the date of my last certification under the Code of Ethics:

Date	Recipient	Amount

Table 5.       Certification

a.	[Annual Renewals Only] I hereby certify that since the date of my last certification under the Code of Ethics, I have fully complied with all applicable requirements of the Code. In particular, in connection with each Securities transaction that I have engaged in since such date, I hereby certify that:

i.	I did not execute any transaction in a Security (or equivalent instrument) at a time when I possessed material nonpublic information regarding the Security or the issuer of the Security.

ii.	I did not execute any transactions with the intent of raising, lowering, or maintaining the price of any Security or to create a false appearance of active trading.

iii.	I did not execute any transaction in a Security (or equivalent instrument) at a time when I was in possession of non-public information to the effect that (i) Adviser is or may be considering an investment in or sale of such Security on behalf of its clients, or (ii) have or may have open, executed, or pending portfolio transactions in such Security on behalf of its clients.

iv.	I did not use my knowledge of the portfolio holdings of the Fund to engage in any trade or short-term trading strategy involving the Fund that may have conflicted with the best interests of the Fund and its shareholders.

v.	If an Investment was acquired in an initial public offering which Adviser may have been reasonably considering for purchase for one or more Clients or private placement, I obtained the written approval of the Chief Compliance Officer or his or her designee prior to acquiring such Security.

vi.	I have reported and acknowledged all gifts received on a quarterly basis since the date of my last certification under the Code of Ethics, and that I have not accepted any gift with a fair market value in excess of $100 without the prior written approval of the Chief Compliance Officer or his or her designee.

b.	I further certify that the information on this form is accurate and complete in all material respects.

Access Person’s Name:

Access Person’s Signature:

Date:

EXCHANGE TRADED CONCEPTS
Request for Pre-Clearance Form

To: The Chief Compliance Officer

From: ______________________

Date of Pre-Clearance Request: ___________
Time of Pre-Clearance Request: ______am/pm

Ticker	Buy/Sell	Name of Security	Proposed Transaction Date	No. of Shares	Approved	Denied

By signing below, I hereby request approval to complete the transaction(s) contemplated above. I acknowledge and agree that clearance of a transaction is valid only for the day on which approval is granted. If the transaction if NOT placed on the day which approval is granted, clearance of that transaction must be pre-requested.

Date:

Signature:

Print Name:

Date Received:

Received by:

Date Approved:

Approved by:

Compliance Officer

Date: